UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):        December 22, 2005

Mercury Computer Systems, Inc.

(Exact Name of Registrant as Specified in Charter)

Massachusetts	000-23599	04-2741391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

199 Riverneck Road, Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:        (978) 256-1300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

In November 1999, Mercury Computer Systems, Inc. (the “Company”) completed a lending agreement with a commercial financing company, issuing two series of 7.30% senior secured notes (the “Mortgage Notes”) due November 2, 2014. The original principal amount of the Mortgage Notes totaled $14,500,000. The Mortgage Notes are collateralized by the Company’s corporate headquarters, which consists of two buildings. Prior to December 22, 2005, the terms of the Mortgage Notes contained, among provisions, a covenant requiring the Company to maintain a specified minimum tangible net worth on November 2nd of each year. The Mortgage Notes also include significant prepayment penalties.

On October 19, 2005, the Company obtained a temporary waiver from the holders of the Mortgage Notes, effective through December 31, 2005, of the Company’s non-compliance with the minimum tangible net worth covenant as of November 2, 2005.

On December 22, 2005, the Company amended certain financial covenants relating to the Mortgage Notes. Pursuant to the amendments, the minimum tangible net worth covenant was replaced with new financial covenants relating to the maintenance of an interest coverage ratio, certain leverage ratios and minimum consolidated net worth. The amendments also permanently waive any non-compliance with the superseded minimum tangible net worth covenant as of November 2, 2005. The foregoing description is qualified in its entirety by reference to the full text of such amendments filed as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to 199 Riverneck, LLC $6,850,000 7.30% Note Purchase Agreement.

10.2	Amendment No. 1 to Riverneck Road, LLC $7,650,000 7.30% Note Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCURY COMPUTER SYSTEMS, INC. (Registrant)

Date: December 28, 2005	By:	/S/ ROBERT E. HULT
Robert E. Hult Senior Vice President, Operations and Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to 199 Riverneck, LLC $6,850,000 7.30% Note Purchase Agreement.

10.2	Amendment No. 1 to Riverneck Road, LLC $7,650,000 7.30% Note Purchase Agreement.